EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Anthem Incentive Compensation Plan of Anthem, Inc. of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of Anthem, Inc. and the effectiveness of internal control over financial reporting of Anthem, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 23, 2017